Exhibit 10.32

SUBLEASE AGREEMENT

DATED: April 28, 2017

1	FUNDAMENTAL SUBLEASE PROVISIONS.

1.1	PARTIES:	“Sublessor”	HopTo Inc., a Delaware corporation

		“Sublessee”	Carjojo Corp., a Delaware corporation

1.2	MASTER LEASE: (Article 3): Sublessor is leasing from Heritage Village Offices, Ltd., a California limited partnership (“Master Lessor”) approximately 2,514 rentable square feet (the “Premises”) comprising a portion of the building located at 51 East Campbell Avenue, Campbell, California (the “Building”) on the terms and subject to the conditions of that certain lease agreement executed as of October 1, 2015 (the “Master Lease”). A copy of the Master Lease is attached hereto as Exhibit A.

1.3	SUBLEASE PREMISES: (Article 2): The premises subleased hereby (the “Sublease Premises”) comprises all of the Premises. The Sublease Premises is further described on the drawings attached hereto as Exhibit B.

1.4	SUBLEASE TERM: (Article 4): The term of this Sublease (the “Sublease Term”) is approximately sixteen (16) calendar months, beginning on the Commencement Date and ending on the Termination Date described below, unless commenced later or terminated earlier pursuant to the terms of this Sublease.

1.5	COMMENCEMENT DATE: (Article 4.1): June, 1, 2017, or the date of Master Lessor’s consent to this Sublease, whichever occurs later.

1.6	TERMINATION DATE: (Article 4.1): September 30, 2018.

1.7	MINIMUM MONTHLY RENT: (Article 5.2): $6.033.60 per calendar month.

1.8	PREPAID RENT: (Article 5.4): $6,033.60, payable for June 2017.

1.9	SECURITY DEPOSIT: (Article 6): $12,067.20.

1.10	PERMITTED USE: (Article 7): General office, to the extent permitted by the Master Lease and in compliance therewith.

1.11	INTENTIONALLY OMITTED

1.12	ADDRESSES FOR NOTICES: (Article 11):

Sublessor: Eldad Eilam HopTo Inc. 6 Loudon Road, Suite 200 Concord, New Hampshire 03301

Sublessee: (Prior to Commencement Date) Carjojo Corp. 1100 East Hamilton Avenue Campbell, California 95008 Attention: Peter Levy	Sublessee: (From and after Commencement Date) At the Sublease Premises Attention: Peter Levy

Master Lessor: Heritage Village Offices Ltd. 51 East Campbell Avenue Campbell, California 95008

1.13	MAXIMUM VEHICLE PARKING: (Article 18): All parking allocated to Sublessor under Master Lease.

1.14	SUBLESSOR’S BROKER: (Article 20.4): John McMahon of Colliers International

1.15	SUBLESSEE’S BROKER: (Article 20.4): Chris Reed of Commercial Real Estate Associates

1.16	EXHIBITS AND ADDENDA: The following exhibits are annexed to this Sublease:

Exhibit A – Copy of Master Lease

Exhibit B – Depiction of Sublease Premises

Exhibit C – Description of Sublessor’s Furniture

Each reference in this Sublease Agreement (“Sublease”) to any provision in Article 1 shall be construed to incorporate all of the terms of each such provision. In the event of any conflict between this Article 1 and the balance of the Sublease, the balance of the Sublease shall control. Capitalized terms that are not defined in this Sublease shall have the meanings given in the Master Lease.

2	SUBLEASE PREMISES.

2.1	Sublease. Sublessor hereby subleases the Sublease Premises to Sublessee, and Sublessee hereby subleases the Sublease Premises from Sublessor, upon the terms and conditions hereinafter set forth. Sublessee acknowledges that the rentable area of the Sublease Premises as specified in Article 1 is an estimate and that Sublessor does not warrant the exact rentable area of the Sublease Premises. By taking possession of the Sublease Premises, Sublessee accepts the rentable area of the Sublease Premises as that specified in Article 1.

2.2	Condition of the Sublease Premises: Prior to the Commencement Date, Sublessor shall cause the carpets in the interior of the Sublease Premises to be vacuumed, the Sublease Premises to be cleaned and all personal effects of Sublessor to be removed. Subject to the foregoing, Sublessee hereby agrees to accept possession of the Sublease Premises on the Commencement Date in its “As Is” condition. Sublessee acknowledges that except as expressly stated in this Sublease: (i) Sublessor makes no warranties or representations regarding the physical or environmental condition of the Sublease Premises; (ii) Sublessee has had an opportunity to inspect the Sublease Premises and related common areas, and to hire experts to conduct such inspections on its behalf; and (iii) Sublessee is leasing the Sublease Premises based on its own inspection of the Sublease Premises and those of its agents, and is not relying on any statements, representations or warranties of Sublessor or Sublessor’s agents regarding the physical or environmental condition of the Sublease Premises, except as expressly stated in Article 7.3.2 below. Sublessee’s taking possession of the Sublease Premises shall constitute conclusive evidence that the Sublease Premises are in good, clean and tenantable condition.

2.3	Personal Property. Sublessee acknowledges that the Sublease Premises shall not include any fixtures, equipment, cabling, security systems, furniture, or other personal property belonging to Sublessor, except for certain existing furniture within the Sublease Premises as more fully described in Exhibit C attached to this Sublease (“Sublessor’s Furniture”). Effective as of the Commencement Date, ownership of Sublessor’s Furniture is transferred to Sublessee on an “as is” basis in exchange for a payment of One Dollar ($1.00), to be memorialized in a separate bill of sale executed and delivered by Sublessor within three (3) days after Sublessee’s receipt of Master Lessor’s written consent to this Sublease. Sublessor makes no representation or warranty regarding Sublessor’s Furniture.

2.4	Alterations to Premises. Sublessee shall not make any alterations, additions, or improvements to the Sublease Premises (including without limitation any improvements prior to Sublessee’s occupancy of the Sublease Premises) (“Alterations”) without the prior written consent of Sublessor and Master Lessor pursuant to the Master Lease. Sublessor’s consent shall not be unreasonably withheld or delayed for any Alteration, provided that the following conditions shall apply to any such work performed by Sublessee:

2.4.1	All work shall be performed at the sole cost and expense of Sublessee, in accordance with plans and specifications approved by Sublessor and Master Lessor. No changes or modifications to an Alteration shall be made unless Sublessee obtains a separate consent therefor in accordance with this Article 2.4. Sublessor shall not be liable for any problems with the Building or the Premises (including without limitation any construction, engineering, or materials defects or problems), that are uncovered or triggered by the Alteration.

2.4.2	All work shall be performed by licensed contractors reasonably approved by Sublessor and Master Lessor.

2.4.3	All work shall be performed in accordance with the requirements of the city or county in which the Sublease Premises are located (the “Local Jurisdiction”). Sublessee must supply Sublessor and Master Lessor with a copy of the applicable permit applications.

2.4.4	Sublessee shall, at its own cost and expense, comply with all conditions and requirements of the permit issued by the Local Jurisdiction. This would include, for example, any work required under the Americans with Disabilities Act if such work is triggered by Sublessee’s application, whether or not such work is strictly part of the Alteration itself.

2.4.5	Upon completion of the Alteration, Sublessee shall provide Sublessor with: (i) a certificate from its architect, stating that the work has been completed in accordance with the plans and specifications provided to Sublessor; and (ii) if applicable, a copy of the Certificate of Occupancy or equivalent from the Local Jurisdiction.

3	TERMS OF THE MASTER LEASE.

3.1	Sublease Subordinate. This Sublease is subordinate and subject to all of the terms and conditions of the Master Lease. If the Master Lease terminates for any reason whatsoever, this Sublease shall terminate concurrently, and the parties hereto shall be relieved of any liability thereafter accruing under this Sublease, except for the liabilities of the parties which by the terms of this Sublease survive the expiration or earlier termination of this Sublease.

3.2	Sublessee’s Obligations. For the benefit of Master Lessor and Sublessor, Sublessee hereby expressly agrees from and after the Commencement Date to assume, to be bound by, and to perform all the terms, conditions and covenants of the Master Lease to be fulfilled, performed or observed by Sublessor with respect to the Sublease Premises and/or Sublessee’s activities in, on or around the Sublease Premises and the common areas of the Sublease Premises, except for provisions relating to the payment of rent or the initial construction of tenant improvements, and except as otherwise expressly provided in this Sublease. Sublessee shall not commit or suffer at any time any act or omission that would violate any provision of the Master Lease.

3.3	Sublessor’s Obligations. So long as Sublessee is not in default under this Sublease beyond any applicable notice, grace or cure periods, Sublessor shall not commit any act or omission during the Sublease Term that would lead to the termination of the Master Lease by Master Lessor, nor shall Sublessor voluntarily surrender the Master Lease. However, if Sublessee is in default under this Sublease beyond any applicable notice, grace or cure periods, then Sublessor shall have no obligation to Sublessee to maintain the Master Lease for Sublessee’s benefit.

3.4	Master Lessor’s Obligations. Sublessor shall not be responsible to Sublessee for furnishing any services, maintenance or repairs to the Sublease Premises that are the obligation of the Master Lessor under the Master Lease, it being understood that Sublessee shall look solely to Master Lessor for performance of any such services, maintenance or repairs. However, if Master Lessor fails to perform its obligations under the Master Lease, Sublessor, upon receipt of written notice from Sublessee, shall use commercially reasonable efforts to attempt to enforce the obligations of Master Lessor under the Master Lease; provided, however, that Sublessor shall not be required to incur any material costs or expenses in connection therewith unless Sublessee agrees to reimburse Sublessor for any such costs and expenses as Additional Rent hereunder.

3.5	Sublessor’s Rights and Remedies. In addition to all the rights and remedies provided to Sublessor at law, in equity, or under the terms of this Sublease, (i) in the event of any breach by Sublessee of any of its obligations under this Sublease, Sublessor shall have all of the rights and remedies with respect to such breach that are available to Master Lessor in the event of any breach under the Master Lease; and (ii) as a further remedy, if Sublessee fails to perform any act on its part to be performed pursuant to the requirements of the Master Lease or as otherwise required by this Sublease, then Sublessor may, but shall not be obligated to, fulfill such obligations of Sublessee, including entering the Sublease Premises to perform any such act, and all costs and expenses incurred by Sublessor in doing so shall be deemed Additional Rent payable by Sublessee to Sublessor upon demand.

3.6	Sublessee’s Representations and Warranties. As an inducement to Sublessor to enter the Sublease, Sublessee represents and warrants that:

3.6.1	There are no pending or, to the best of Sublessee’s knowledge, threatened actions, suits or proceedings before any court or administrative agency against Sublessee or third parties which could, in the aggregate, adversely affect the Sublease Premises or any part thereof or the ability of Sublessee to perform its obligations under the Sublease, and Sublessee is not aware of any facts which might result in any such actions, suits or proceedings;

3.6.2	Sublessee is a duly formed corporation in good standing in the state of its organization and is qualified to do business in the state in which the Sublease Premises is located; and

3.6.3	Sublessee’s execution of this Sublease has been duly authorized by all necessary company power and Sublessee is fully authorized to perform each and every covenant and obligation of Sublessee to be performed hereunder.

3.7	Sublessor’s Representations and Warranties. As an inducement to Sublessee to enter the Sublease, Sublessor represents and warrants that:

3.7.1	There are no pending or, to the best of Sublessor’s Knowledge, threatened actions, suits or proceedings before any court or administrative agency against Sublessor or third parties which could, in the aggregate, adversely affect the Sublease Premises or any part thereof or the ability of Sublessor to perform its obligations under the Sublease, and Sublessor is not aware of any facts which might result in any such actions, suits or proceedings;

3.7.2	Sublessor is a duly formed corporation in good standing in the state of its organization and is qualified to do business in the state in which the Sublease Premises is located;

3.7.3	Sublessor’s execution of this Sublease has been duly authorized by all necessary company power and Sublessor is fully authorized to perform each and every covenant and obligation of Sublessor to be performed hereunder; and

3.7.4	To Sublessor’s Knowledge, no default under the Master Lease has been caused by either Master Lessor or Sublessor and there is no condition, the existence of which would give rise to a default following the giving of notice or expiration of grace periods.

4	SUBLEASE TERM.

4.1	Commencement and Termination Dates. The term of this Sublease (“Sublease Term”) shall be for the period of time commencing on the commencement date described in Article 1 (the “Commencement Date”) and ending on the termination date described in Article 1 or on such earlier date of termination as provided in this Sublease (the “Termination Date”).

4.2	Delay in Commencement. If for any reason possession of the Sublease Premises has not been delivered to Sublessee by the Commencement Date or any other date, Sublessor shall not be liable to Sublessee or any other person or entity for any loss or damage resulting therefrom. In the event of such delay, the Commencement Date shall be delayed by an equivalent period of time, but the Termination Date shall not be extended. If Sublessor is unable to deliver possession of the Sublease Premises to Sublessee by June 7, 2017, then Sublessee may terminate this Sublease by giving written notice to Sublessor at any time after that date, and the parties shall have no further liability thereafter accruing under this Sublease; provided, however, that if Sublessor tenders possession to Sublessee within five (5) days after receipt of Sublessee’s notice of termination, such notice shall be void.

4.3	Early Occupancy. If Sublessor and Master Lessor permit Sublessee to occupy the Sublease Premises prior to the Commencement Date, such occupancy shall be subject to all of the provisions of this Sublease (including, without limitation, Articles 10 and 14) and the Master Lease, including the payment of Additional Rent as set forth in this Sublease. Early occupancy of the Sublease Premises shall not advance the Termination Date. Sublessee shall, prior to entering the Sublease Premises, deliver to Sublessor certificates of insurance evidencing the policies required of Sublessee under this Sublease.

5	RENT AND ADDITIONAL EXPENSES.

5.1	Payment of Rent. All monies payable by Sublessee under this Sublease shall constitute “Rent” for all purposes under this Sublease. All Rent shall be paid in lawful money of the United States, without any deduction, offset or demand, to Sublessor at the address specified in Article 1 or such other place as Sublessor may designate in writing. Notwithstanding the foregoing, if Master Lessor agrees thereto in the consent to this Sublease, payments of Minimum Monthly Rent shall be paid directly to Master Lessor instead of Sublessor. No payment by Sublessee of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction, and Sublessor may accept such check or payment without prejudice to its right to recover the balance of such Rent or to pursue any other remedy. Rent for any partial calendar months at the beginning or end of the Sublease Term shall be prorated based on a thirty (30) day month.

5.2	Minimum Monthly Rent. Sublessee shall pay to Sublessor the sum set forth in Article 1 hereof as “Minimum Monthly Rent”, in advance, on the first day of each calendar month throughout the Sublease Term, commencing on the Commencement Date.

5.3	Intentionally Omitted.

5.4	Prepaid Rent. Within three (3) days after Sublessee’s receipt of Master Lessor’s written consent to this Sublease, Sublessee shall pay to Sublessor the sum specified in Article 1 as Prepaid Rent, which shall be applied to the installments of Minimum Monthly Rent as set forth in Article 1.

5.5	Extraordinary Expenses. In addition to the amounts set forth above, Sublessee shall pay, as additional Rent, any and all extraordinary charges, fees or expenses that become payable by Sublessor under the Master Lease as a result of Sublessee’s use and occupancy of the Sublease Premises, including without limitation any use of additional services as described in the Master Lease, any other request by Sublessee for additional work, improvements or services, late payment by Sublessee, negligence or breach by Sublessee, or other similar items.

5.6	Late Charge. Sublessee acknowledges that late payment by Sublessee to Sublessor of Rent hereunder will cause Sublessor to incur costs not contemplated by this Sublease, the exact amount of which is extremely difficult or impracticable to determine. Notwithstanding any other provision of this Sublease, if Sublessee fails to pay any Rent within five (5) days after such payment becomes due hereunder, then Sublessee shall pay Sublessor a late charge equal to ten percent (10%) of such delinquent amount as liquidated damages for Sublessee’s failure to make timely payment, but in no event more than the maximum late charge allowed by law. Any notice given by Sublessor pursuant to any statute governing unlawful detainer actions shall be deemed to be concurrent with, and not in addition to, the notice required herein. This provision for a late charge shall not be deemed to grant Sublessee a grace period or extension of time for performance. If any Rent remains delinquent for a period in excess of fifteen (15) days then, in addition to such late charge, Sublessee shall pay to Sublessor interest on the delinquent amount from the date such amount was due until the date such amount is paid in full, at the highest rate permitted by applicable law.

5.7	Legal Expenses. If Sublessee or Sublessor shall bring any action or proceeding for any relief against the other, declaratory or otherwise, arising out of this Sublease, including any suit by Sublessor for the recovery of Rent or possession of the Sublease Premises, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

5.8	Utilities. Sublessee shall accept such utilities and services as may be provided by Master Lessor under the Master Lease and Sublessor shall have no responsibility therefor, or for the failure to provide such services or utilities. Sublessor shall (i) pay for the cost of all utilities and services for the Sublease Premises for which Sublessor is responsible to pay under Section 15 of the Master Lease; and (ii) shall provide and pay for the cost of all janitorial services to the Sublease Premises.

6	SECURITY DEPOSIT. Within three (3) days after Sublessee’s receipt of Master Lessor’s written consent to this Sublease, Sublessee shall deposit with Sublessor in cash the sum specified in Article 1 hereof as a security deposit, and not as prepayment of rent (the “Security Deposit”). The Security Deposit shall be held by Sublessor as security for Sublessee’s faithful performance under this Sublease. If Sublessee fails to pay any Rent as and when due under this Sublease or otherwise fails to perform its obligations hereunder, then Sublessor may, at its option and without prejudice to any other remedy which Sublessor may have, apply, use or retain all or any portion of the Security Deposit toward the payment of delinquent Rent or for any loss or damage sustained by Sublessor due to such failure by Sublessee and, in this regard, Sublessee hereby waives any restriction on the uses to which the Security Deposit may be put contained in any applicable law. Sublessee shall upon demand restore the Security Deposit to the original sum deposited. The Security Deposit shall not bear interest nor shall Sublessor be required to keep such sum separate from its general funds. If Sublessor transfers the Sublease Premises during the Sublease Term, Sublessor may pay the Security Deposit to any transferee of Sublessor’s interest in conformity with the provisions of applicable law, in which event the transferring Sublessor will be released from all liability for the return of the Security Deposit provided such transferee assumes Sublessor’s obligations under this Sublease. Provided Sublessee is not in default beyond any applicable notice and cure period, then to the extent not otherwise applied by Sublessor as provided herein, the Security Deposit shall be returned to Sublessee within thirty (30) days after the termination of the Sublease Term. In the event of bankruptcy or other debtor-creditor proceedings filed by or against Sublessee, such Security Deposit shall be deemed to be applied first to the payment of Rent due Sublessor for the period immediately prior to the filing of such proceedings.

7	USE.

7.1	Use of the Sublease Premises. Sublessee shall use the Sublease Premises solely for the purposes specified in Article 1 in strict conformance with the applicable requirements of the Master Lease, and for no other purpose whatsoever.

7.2	Suitability. Sublessee acknowledges that, except as may be explicitly stated in this Sublease, neither Sublessor nor any agent of Sublessor has made any representation or warranty with respect to the Sublease Premises, the permitted uses that can be made of the Sublease Premises under existing laws, or the suitability of the Sublease Premises for the conduct of Sublessee’s business, nor has Sublessor agreed to undertake any modification, alteration or improvement to the Sublease Premises.

7.3	Hazardous Materials.

7.3.1	Definitions. As used herein, the term “Hazardous Material” shall mean any hazardous or toxic substance, material or waste which is or becomes regulated by any state, federal, or local government authority, including without limitation all of those materials and substances designated as hazardous or toxic by the Environmental Protection Agency, the Department of Labor, the Department of Transportation, the Department of Agriculture, the Department of Health Services or the Food and Drug Agency. Without limiting the generality of the foregoing, the term “Hazardous Material” shall include (i) any substance, product, waste or other material of any nature whatsoever which may give rise to liability under any statutory or common law theory based on negligence, trespass, intentional tort, nuisance or strict liability or under any reported decisions of a state or federal court; (ii) gasoline, diesel fuel, or other petroleum hydrocarbons; (iii) polychlorinated biphenyls; (iv) asbestos containing materials; (v) urea formaldehyde foam insulation; and (vi) radon gas. As used herein, the term “Hazardous Material Law” shall mean any applicable statute, law, ordinance, or regulation of any governmental body or agency which regulates the use, storage, generation, discharge, treatment, transportation, release, or disposal of any Hazardous Material.

7.3.2	Existing Condition. To Sublessor’s Knowledge, the Sublease Premises contain no Hazardous Materials in violation of any Hazardous Material Law, and Sublessor has not received any notice from Master Lessor or any government authority regarding any such violation.

7.3.3	Use Restriction. Sublessee shall not cause or permit any Hazardous Material to be used, stored, generated, discharged, treated, transported to or from, released or disposed of in, on, over, through, or about the Sublease Premises, or any other land or improvements in the vicinity of the Sublease Premises, without the prior written consent of Master Lessor and Sublessor, which consent may be withheld in the sole and absolute discretion of Master Lessor and/or Sublessor.

8	SURRENDER.

8.1	Condition of the Sublease Premises. Subject to the provisions of this Sublease and the Master Lease regarding damage or destruction due to casualty or condemnation, upon the expiration or earlier termination of this Sublease, Sublessee shall, at its sole cost and expense, deliver the Sublease Premises broom clean and in substantially as good order, condition and repair as when received or as improved by Sublessee, with all of Sublessee’s personal property removed, including but not limited to business or trade fixtures, machinery, equipment, cabinetwork, signs, furniture owned by Sublessee, and movable partitions (collectively, “Sublessee’s Property”). Furthermore, Sublessee agrees to repair any damage to the Sublease Premises or to the Building caused by or related to the removal of Sublessee’s Property or permanent improvements or additions which Sublessee is required to remove pursuant to the terms of this Sublease, including, without limitation, repairing the floor and patching and/or painting the walls where required by Master Lessor to the reasonable satisfaction of Sublessor and/or Master Lessor, all at Sublessee’s sole cost and expense. Sublessee shall indemnify Sublessor against any loss or liability resulting from delay by Sublessee in so surrendering the Sublease Premises, including, without limitation, any claims made by the Master Lessor and/or any succeeding tenant founded on such delay. Such indemnity obligation shall survive the expiration or earlier termination of this Sublease.

8.2	Sublessor’s Right to Access. In the ten (10) days prior to the expiration of this Sublease, or such longer time as is reasonably necessary, Sublessor shall have the right, upon at least twenty-four (24) hours prior notice, to enter the Sublease Premises to remove Sublessor’s Furniture and other personal property belonging to Sublessor, if any, and to remove any improvements or additions, if any, that Sublessor is required to remove prior to surrender of the Premises pursuant to the Master Lease (not including those items to be removed by Sublessee pursuant to Article 8.1 of this Sublease). Any work performed by Sublessor pursuant to the terms of the preceding sentence shall be done in a reasonable manner to minimize the amount of inconvenience and interference to Sublessee’s use and occupancy of the Sublease Premises; provided, however, Sublessor shall not be liable to Sublessee for any such inconvenience or interference caused by Sublessor’s exercise of its rights pursuant to this provision.

8.3	Removal of Sublessee Improvements and Alterations. Sublessee will not be required to remove any alterations and/or improvements in the Sublease Premises that were not installed by or on behalf of Sublessee. Sublessor may require Sublessee to remove any Alteration and restore the affected area to its condition existing prior to the performance of such Alteration at the expiration or earlier termination of this Sublease by providing written notice of such election to Sublessee. In addition, Sublessee shall remove any Alteration and perform such repairs, restoration or modifications as may be required by Master Lessor under the Master Lease.

9	CONSENT. Whenever the consent or approval of Master Lessor is required pursuant to the terms of the Master Lease, for the purposes of this Sublease, Sublessee, in each such instance, shall be required to obtain the written consent or approval of both Master Lessor and Sublessor. If Master Lessor refuses to grant its consent or approval, Sublessor may withhold its consent or approval and Sublessee agrees that such action by Sublessor shall be deemed reasonable. Subject to the foregoing, and except as otherwise expressly provided in this Sublease, Sublessor agrees that it shall not unreasonably withhold or delay any consent or approval required of it under this Sublease.

10	INSURANCE. All insurance policies required to be carried by “Tenant” under the Master Lease shall be maintained by Sublessee pursuant to the terms of the Master Lease (as to the Sublease Premises only). Such policies shall name Sublessor and Master Lessor (and such other lenders, persons, firms, or corporations as are designated by Sublessor or Master Lessor) as additional insureds by endorsement. Sublessee shall provide Master Lessor and Sublessor with copies or certificates of all policies. All certificates delivered to Master Lessor and Sublessor shall specify the limits of the policy and all deductibles thereunder.

11	NOTICES.

11.1	Notice Requirements. All notices, demands, consents, and approvals which may or are required to be given by either party to the other under this Sublease shall be in writing and may be given by (i) personal delivery, (ii) nationally recognized overnight courier such as Federal Express, or (iii) United States registered or certified mail addressed as shown in Article 1. Any notice or demand so given shall be deemed to be delivered or made on (i) the date personal service is effected, (ii) the next business day if sent by overnight courier, or (iii) the second business day after the same is deposited in the United States Mail as registered or certified and addressed as above provided with postage thereon fully prepaid. Either party hereto may change its address at any time by giving written notice of such change to the other party in the manner provided herein at least ten (10) calendar days prior to the date such change is desired to be effective.

11.2	Notices from Master Lessor. Each party shall provide to the other party a copy of any notice or demand received from or delivered to Master Lessor within one (1) business day of receiving or delivering such notice or demand, if such notice or demand is material to the parties’ rights and obligations under this Sublease.

12	DAMAGE, DESTRUCTION, CONDEMNATION. To the extent that the Master Lease gives Sublessor any rights following the occurrence of any damage, destruction or condemnation to terminate the Master Lease, to repair or restore the Sublease Premises, to contribute toward such repair or restoration costs to avoid termination, to obtain and utilize insurance or condemnation proceeds to repair or restore the Sublease Premises, or any similar rights, such rights shall be reserved to and exercisable solely by Sublessor, in its sole and absolute discretion, and not by Sublessee. The exercise of any such right by Sublessor shall under no circumstances constitute a default or breach under this Sublease or subject Sublessor to any liability therefor. Notwithstanding the foregoing, Sublessee shall be entitled to abatement of rent following any casualty, to the same extent and under the same circumstances as permitted under the Master Lease, as applicable to the Sublease Premises and pro rated based on the rentals payable hereunder.

13	ENTRY BY SUBLESSOR. Sublessee shall permit Sublessor and its agents to enter the Sublease Premises at any reasonable time for the purpose of inspecting the same or posting a notice of non-responsibility for Alterations, additions or repairs, or (within the last six months of the Sublease Term) showing the Sublease Premises to prospective subtenants, provided that Sublessor provides at least twenty-four (24) hours prior notice (except that no notice shall be required in the case of emergency).

14	INDEMNITY; EXEMPTION OF SUBLESSOR FROM LIABILITY.

14.1	Sublessee Indemnity. Sublessee shall indemnify, defend (with counsel reasonably satisfactory to Sublessor), protect and hold harmless Sublessor and its agents, employees, contractors, stockholders, officers, directors, successors and assigns from and against any and all claims, demands, actions, suits, proceedings, liabilities, obligations, losses, damages, judgments, costs, penalties, fines, and expenses (including, but not limited to, attorneys’, consultants’ and expert witness fees) arising out of, resulting from, or related to (i) any injury or death to any person or injury or damage to property caused by, arising out of, or involving any of the following: (A) Sublessee’s use of the Sublease Premises, the conduct of Sublessee’s business therein, or any activity, work or thing done, permitted or suffered by Sublessee in or about the Sublease Premises or the common areas, (B) a breach by Sublessee in the performance in a timely manner of any obligation of Sublessee to be performed under this Sublease, or (C) the negligence or willful misconduct of Sublessee or Sublessee’s agents, contractors, employees, subtenants, licensees, or invitees, and/or (ii) the storage, use, generation, discharge, treatment, transportation, release or disposal of Hazardous Material by Sublessee or its agents, employees, invitees, visitors, or contractors in, on, over, through, from, about, or beneath the Sublease Premises or any nearby premises. This indemnity shall survive the expiration or earlier termination of this Sublease.

14.2	Sublessor Indemnity. Sublessor shall indemnify, defend (with counsel reasonably satisfactory to Sublessee), protect and hold harmless Sublessee and its agents, employees, contractors, stockholders, officers, directors, successors and assigns from and against any and all claims, demands, actions, suits, proceedings, liabilities, obligations, losses, damages, judgments, costs, penalties, fines, and expenses (including, but not limited to, attorneys’, consultants’ and expert witness fees) arising out of, resulting from, or related to (i) any injury or death to any person or injury or damage to property caused by, arising out of, or involving any of the following: (A) Sublessor’s use of the Premises, the conduct of Sublessor’s business therein, or any activity, work or thing done, permitted or suffered by Sublessor in or about the Premises or the common areas, except to the extent Sublessee is responsible therefor pursuant to this Sublease; (B) a breach by Sublessor in the performance in a timely manner of any obligation of Sublessor to be performed under this Sublease, or (C) the negligence or willful misconduct of Sublessor or Sublessor’s agents, contractors, employees, subtenants, licensees, or invitees, and/or (ii) the storage, use, generation, discharge, treatment, transportation, release or disposal of Hazardous Material by Sublessor or its agents, employees, or contractors in, on, over, through, from, about, or beneath the Sublease Premises or any nearby premises. This indemnity shall survive the expiration or earlier termination of this Sublease.

14.3	Sublessee Waiver. Sublessee, as a material part of the consideration to Sublessor, hereby assumes all risk of damage to property or injury to persons in, upon or about the Sublease Premises arising from any cause and Sublessee hereby waives all claims in respect thereof against Sublessor, except to the extent such damage or injury is caused solely by the gross negligence or willful misconduct of Sublessor or Sublessor’s agents, contractors, employees, sublessees, licensees, or invitees; provided, however, that in no event shall Sublessor be liable for any loss of profits or any special, indirect, incidental, consequential or punitive damages, however caused and on any theory of liability. This waiver shall survive the expiration or earlier termination of this Sublease.

14.4	Mutual Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Sublease, each party (the “First Party”) hereby releases the other party (the “Second Party”), and its partners, officers, directors, agents, employees, and servants, from any and all claims, demands, loss, expense, or injury to the Sublease Premises or to the furnishings, fixtures, equipment, inventory, or other property in, about, or upon the Sublease Premises, which is caused by or results from perils, events, or happenings which are the subject of fire or other casualty insurance carried by the First Party at the time of such loss or which would have been in force had the First Party carried the insurance required hereunder or by the Master Lease (collectively, the “Effective Coverage”) irrespective of any negligence on the part of the Second Party that may have contributed to or caused such loss; subject to the following limitations: (i) the Second Party shall not be released from any liability to the extent that such damages are not covered by the insurance recovery under the Effective Coverage or are the result of willful acts by the Second Party, and (ii) the Second Party shall be responsible for reimbursing the First Party for any deductible owed as a result of such damages. Each party shall use commercially reasonable efforts to obtain, if needed, appropriate endorsements to its policies of insurance with respect to the foregoing releases; provided, however, that failure to obtain such endorsements shall not affect the releases hereinabove given.

15	ASSIGNMENT AND SUBLETTING. Sublessee shall not voluntarily or by operation of law assign this Sublease or enter into license or concession agreement, sublet all or any part of the Sublease Premises, or otherwise transfer, mortgage, pledge, hypothecate or encumber all or any part of Sublessee’s interest in this Sublease or in the Sublease Premises or any part thereof (collectively, a “Transfer”), without the prior written consent of Master Lessor (pursuant to the terms of the Master Lease) and Sublessor (whose consent shall not be unreasonably withheld, conditioned or delayed). Any attempt to do so without such consent being first had and obtained shall be wholly void and shall constitute a default by Sublessee under this Sublease. Sublessee hereby irrevocably assigns to Sublessor all rent and other sums or consideration in any form, from any Transfer. Sublessee agrees that Sublessor, as assignee and as attorney-in-fact for Sublessee, or a receiver for Sublessee appointed upon Sublessor’s application, may collect such rent and other sums and apply the same against amounts owing to Sublessor in the event of Sublessee’s default beyond any applicable notice, grace or cure periods; provided, however, that until the occurrence of any such default by Sublessee or Sublessee’s subtenant, Sublessee shall have the right to collect such sums, provided that if the rent and other sums or consideration in any form, from any Transfer, net of all reasonable attorneys’ fees, construction costs and brokerage fees incurred by Sublessee in order to effect such Transfer, exceeds the Minimum Monthly Rent payable by Sublessee under this Sublease, such excess amounts shall be paid to Sublessor. Notwithstanding any Transfer, Sublessee shall not be relieved of its obligations hereunder, and a consent to one Transfer shall not constitute a consent to any other Transfer or a waiver of the provisions of this section.

16	DELIVERY OF DOCUMENTS. Sublessee shall execute and deliver any document or other instrument Sublessor is required to provide under the Master Lease (to the extent such document or other instrument is applicable to the Sublease or the Sublease Premises) within ten (10) days following receipt of a written request from Master Lessor or Sublessor. Failure to comply with this provision shall constitute a default by Sublessee under this Sublease.

17	HOLDING OVER. Any holding over by Sublessee after the termination of the Sublease Term shall constitute a tenancy at sufferance and not a renewal or extension of this Sublease or give Sublessee any rights in or to the Sublease Premises. In the event of any such holding over, Sublessor and Master Lessor may seek any and all remedies available to Sublessor and/or Master Lessor at law or in equity, and Sublessee shall pay Sublessor upon demand, (i) an amount equal to Eleven Thousand Three Hundred Thirteen Dollars ($11,313.00) per calendar month, computed on a daily basis for each day of the holdover period, plus (ii) all other amounts due and payable under the Sublease other than Minimum Monthly Rent, plus (iii) all other amounts that Sublessor may become liable for under the Master Lease.

18	PARKING. Subject to the terms of the Master Lease and such reasonable rules and regulations that may be promulgated by Master Lessor and/or Sublessor from time to time, Sublessee shall have the non-exclusive right in common with other tenants and occupants of the Building to use, free of a monthly fee during the Sublease Term, its pro rata share of the Building’s non-reserved parking area. Such number of parking spaces is detailed in Article 1 of this Sublease.

19	SIGNAGE. Sublessee shall have no right to place any signage about the Sublease Premises without first obtaining Sublessor and Master Lessor’s prior written consent as required by the Master Lease. Sublessor’s consent shall not be unreasonably withheld or delayed. Any costs and expenses associated with such signage shall be borne solely by Sublessee.

20	GENERAL PROVISIONS.

20.1	Severability. If any term or provision of this Sublease shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby, and each term and provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

20.2	Attorneys’ Fees; Costs of Suit. If Sublessee or Sublessor shall bring any action or proceeding for any relief against the other, declaratory or otherwise, arising out of this Sublease, including any suit by Sublessor for the recovery of Rent or possession of the Sublease Premises, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, expert witness’ fees, and costs.

20.3	Waiver. No covenant, term or condition or the breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed, and any waiver of the breach of any covenant, term or condition shall not be deemed to be a waiver of any other covenant, term or condition or any subsequent failure to perform the same or any other such term, covenant or condition. Acceptance by Sublessor of any performance by Sublessee after the time the same shall have become due shall not constitute a waiver by Sublessor of the breach or default of any covenant, term or condition unless otherwise expressly agreed to by Sublessor in writing.

20.4	Brokerage Commissions. The parties represent and warrant to each other that they have dealt with no brokers, finders, agents or other person in connection with the transaction contemplated hereby to whom a brokerage or other commission or fee may be payable, except for the brokers named in Article 1, whose fees shall be paid pursuant to a separate written agreement by Sublessor. Each party shall indemnify, defend and hold the other harmless from any claims arising from any breach by the indemnifying party of the representation and warranty in this Article 20.4.

20.5	Binding Effect. Preparation of this Sublease by Sublessor or Sublessor’s agent and submission of the same to Sublessee shall not be deemed an offer to lease. This Sublease shall become binding upon Sublessor and Sublessee only when fully executed by Sublessor and Sublessee. Sublessor and Sublessee acknowledge and agree that this Sublease is expressly conditioned upon obtaining the consent of Master Lessor hereto following such full execution by Sublessor and Sublessee, which consent shall be in such other form as Master Lessor, Sublessor and Sublessee may agree. In the event such consent is not so obtained within twenty (20) days following the date of this Sublease, then either party may terminate this Sublease by giving written notice to the other party at any time after that date, and the parties shall have no further liability thereafter accruing under this Sublease. Sublessor shall request Master Lessor to agree, in its consent to this Sublease, to deliver to Sublessee a copy of any notice it delivers to Sublessor under Section 27(a) of the Master Lease at the same time it delivers each such notice to Sublessor. If Master Lessor does not agree to such concurrent delivery in such consent, Sublessee shall have the right to terminate this Sublease, by written notice to Sublessor, within ten (10) days of Sublessee’s receipt of such consent. If this Sublease is terminated pursuant to the foregoing sentence, Sublessor shall promptly return to Sublessee any Prepaid Rent and Security Deposit paid by Sublessee to Sublessor pursuant to this Sublease, and neither party shall have any liability to the other party thereafter accruing.

20.6	Sublessor’s Knowledge. As used in this Sublease, the term “Sublessor’s Knowledge” or words of similar import shall mean the actual current knowledge of Eldad Eilam, without the duty of further investigation or inquiry with respect to the matter to which such actual knowledge pertains; provided, however, in no event shall this Sublease give rise to any personal obligation, liability or duty on the part of Eldad Eilam, or any other trustee, officer, director, agent, representative or employee of Sublessor. Eldad Eilam shall not be charged with constructive or inquiry notice or knowledge, or imputed knowledge of any agents, contractors, or employees.

20.7	Entire Agreement. This instrument, along with any exhibits and addenda hereto, constitutes the entire agreement between Sublessor and Sublessee relative to the Sublease Premises. This Sublease may be altered, amended or revoked only by an instrument in writing signed by both Sublessor and Sublessee. There are no oral agreements or representations between the parties affecting this Sublease, and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements, representations and understandings, if any, between the parties hereto.

20.8	Interpretation. Each party to this Sublease has been represented by legal counsel of their own choice. This Sublease has been reviewed and negotiated mutually by the parties and, if applicable, their counsel, and shall be interpreted without reference to any rule of construction that would require any ambiguities to be resolved against the drafting party.

20.9	Execution. This Sublease may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which together shall constitute one and the same instrument. Each person executing this Sublease represents that the execution of this Sublease has been duly authorized by the party on whose behalf the person is executing this Sublease.

20.10	Conflict. In the event of any inconsistencies or conflicts between the terms of the Master Lease and this Sublease, as between Sublessor and Sublessee the terms of this Sublease shall control.

20.11	Energy Consumption Reporting. Sublessor shall have the right to require Sublessee to provide Sublessor with copies of bills from electricity, natural gas or similar energy providers (collectively, “Energy Providers”) Sublessee receives from Energy Providers relating to Sublessee’s energy use at the Premises (“Energy Bills”) within ten (10) days after Sublessor’s written request. In addition, Sublessee hereby authorizes Sublessor to obtain copies of the Energy Bills directly from the Energy Provider(s), and Sublessee hereby authorizes each Energy Provider to provide Energy Bills and related usage information directly to Sublessor without Sublessee’s consent. From time to time within ten (10) days after Sublessor’s request, Sublessee shall execute and deliver to Sublessor an agreement provided by Sublessor authorizing the Energy Provider(s) to provide to Sublessor Energy Bills and other information relating to Sublessee’s energy usage at the Sublease Premises.

20.12	Disclosure Regarding Accessibility Inspection. To Sublessor’s Knowledge, the Sublease Premises have not undergone an inspection by a Certified Access Specialist (“CASp”) to determine whether or not the Sublease Premises meets all applicable construction-related accessibility standards pursuant to California Civil Code Section 55.51 et. seq. Accordingly, pursuant to California Civil Code § 1938(e), Sublessor hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”. Sublessor shall have the right (but not the obligation) to obtain a report from a CASp, and, in the event that Sublessor does so, and such report provides that the Sublease Premises, Building and/or Common Areas is in compliance (or any issues of non-compliance are corrected), then, as between Sublessor and Sublessee, (regardless of whether the claim is brought by any third party, including a subtenant or invitee of Sublessee) such report, upon delivery to Sublessee shall be conclusive that Sublessor has complied any obligation relating specifically to matters covered by the CASp as of delivery (and exclusive of any improvements made by Sublessee) pursuant to California Civil Code sections 55.52 and 55.53. Sublessor and Sublessee agree that if Sublessee requests a CASp inspection of the Sublease Premises, then (i) Sublessee shall pay the fee for such inspection, (ii) Sublessee shall reimburse Sublessor upon demand for the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Sublease Premises, Building and/or Common Areas; and (iii) Sublessee will not provide Sublessor with a copy of such report unless specifically requested in writing by Sublessor. Notwithstanding clause (ii) of the immediately preceding sentence, Sublessor may elect to require Sublessee to implement, manage and/or perform such repairs, improvements and/or modifications in lieu of performing such and requiring reimbursement from Sublessee.

[signatures to follow on succeeding page]

IN WITNESS WHEREOF, the parties have executed and delivered this Sublease as of the date and year first written above.

Sublessor:		Sublessee:

HopTo Inc.		Carjojo Corp.
a Delaware corporation		a Delaware corporation

By:	/s/ Eldad Eilam	By:	/s/ Peter Levy
Name:	Eldad Eilam	Name:	Peter Levy
Its:	President and CEO	Its:	President

EXHIBIT A

COPY OF MASTER LEASE

[To be attached]

Exhibit A

EXHIBIT B

DEPICTION OF SUBLEASE PREMISES

Exhibit B

EXHIBIT C

DESCRIPTION OF SUBLESSOR’S FURNITURE

Exhibit C